Exhibit 10.14b

ETERNA THERAPEUTICS INC.
RESTATED 2020 STOCK INCENTIVE PLAN
AWARD AGREEMENT

Notice of Stock Option Grant

Eterna Therapeutics Inc. (the “Company”) has awarded to you (“Participant”) an option to purchase up to the number of shares (“Shares”) of Common Stock set forth below (this “Option”) under its Restated 2020 Stock Incentive Plan (the “Plan”).

Participant Name:	[ ]

Grant ID:	[ ]

Grant Date:	[ ]

Exercise Price per Share:	[ ]

Number of Shares:	[ ]

Type of Option:	[ ]

Expiration Date:	[ ]

Vesting Commencement Date:	[ ]

Vesting Schedule:	[ ]

Capitalized terms used but not defined in this Notice of Stock Option Grant (this “Notice”) or the attached Option Terms and Conditions (including any appendices and exhibits) will have the same meanings specified in the Plan. The Notice and the Option Terms and Conditions are collectively referred to as the “Award Agreement” applicable to this Option.

By accepting this Option (whether electronically or otherwise), Participant acknowledges and agrees to the following:

1.
This Option is governed by all the terms and conditions of the Plan applicable to this Option, whether or not such terms and conditions are stated in the Award Agreement. This Option is governed by the terms and conditions of this Award Agreement. In the event of a conflict between the terms of the Plan and this Award Agreement, the terms of the Plan will prevail.

2.
Participant has received a copy of the Plan, this Award Agreement, the Plan prospectus (if required under applicable law), and the Company’s insider trading policy, and represents that he or she has read these documents and is familiar with their terms. Participant further agrees to accept as binding, conclusive, and final all decisions and interpretations of the Committee regarding any questions relating to this Option and the Plan.

3.
Vesting of this Option is subject to Participant’s continued [employment] [service] as an [employee] [director] [consultant], which is for an unspecified duration and may be terminated at any time, with or without Cause, and nothing in this Award Agreement or the Plan changes the nature of that relationship.

4.
The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding participation in the Plan. Participant should consult with his or her own personal tax, legal, and financial advisors regarding participation in the Plan before taking any action related to the Plan.

5.	Participant consents to electronic delivery and participation as set forth in this Award Agreement.

6.
If Participant does not accept or decline this Option within 60 days of the Grant Date or by such other date that may be communicated to Participant by the Company, the Company will accept this Option on Participant’s behalf and Participant will be deemed to have accepted the terms and conditions of this Option set forth in the Plan and this Award Agreement. If Participant wishes to decline this Option, Participant should promptly notify [●] at [●]. If Participant declines this Option, this Option will be cancelled and no benefits from this Option nor any compensation or benefits in lieu of this Option will be provided to Participant.

Eterna Therapeutics Inc.	Participant

By:	Signature:
Title:	Date:

ETERNA THERAPEUTICS INC.
RESTATED 2020 STOCK INCENTIVE PLAN
TEMPLATE AWARD AGREEMENT

Option Terms and Conditions

1.
Grant of Option. Capitalized terms used in the Award Agreement but not defined in the Award Agreement will have the same meanings specified in the Plan. Participant has been granted an Option to purchase up to the number of Shares set forth in the Notice at the Exercise Price set forth in the Notice. If designated in the Notice as an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, even if this Option is intended to be an Incentive Stock Option, it will be treated as a Non-Qualified Stock Option to the extent that it exceeds the $100,000 limit contained in Section 422(d) of Code, as provided in the Plan.

2.
Exercise of Option. This Option is exercisable during its term in accordance with the Vesting Schedule contained in the Notice and the applicable provisions of the Plan and the Award Agreement. Participant may exercise the vested portion of this Option only by following the option exercise procedures established by the Committee and payment of the aggregate Exercise Price for the Shares to be purchased, together with any applicable taxes that the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign (“Taxes”), to withhold in connection with the exercise of the Option.

3.
Method of Payment. Participant may always pay the Exercise Price by personal check (or readily available funds), wire transfer, or cashier’s check. The Committee may also allow any other method of payment permitted by Section 6(h) of the Plan in its discretion at the time of exercise, and any restrictions deemed necessary or appropriate to facilitate compliance with applicable law or administration of the Plan (including to avoid the recognition of additional compensation expenses for financial reporting purposes).

4.	Option Term.

a.
Maximum Term. This Option will in all events expire at the close of business at Company headquarters on the Expiration Date specified in the Notice, unless it terminates earlier in connection with the termination of Participant’s [employment] [service] (as provided below) or a Change in Control (as provided in the Plan).

b.
Post-Termination Exercise Period. If Participant’s [employment] [service] terminates prior to the Expiration Date of this Option other than for Cause, the unvested portion of this Option will automatically expire on Participant’s date of termination, and the vested portion of this Option will remain outstanding and exercisable for the following periods, unless otherwise determined by the Committee and in no event after the Expiration Date of this Option:

i.	ninety (90) days following a termination for any reason other than Cause, Disability, or death;

ii.	twelve (12) months following a termination due to Disability; and

iii.	twelve (12) months following the date of Participant’s death, if Participant dies while in [employment] [service], or during the period provided in clause (ii) above.

c.
 Termination for Cause. If Participant’s [employment] [service] is terminated for Cause, this Option will terminate and be forfeited immediately upon such Participant’s termination of [employment] [service], and Participant will be prohibited from exercising any portion (including any vested portion) of this Option on or after the date of such termination. If Participant’s [employment] [service] is suspended pending an investigation of whether Participant’s [employment] [service] will be terminated for Cause, all of Participant’s rights under this Option, including the right to exercise the Option, shall be suspended during the investigation period.

d.
Determination of Termination Date. For purposes of this Option, Participant’s [employment] [service] will be considered terminated as of the date Participant is no longer actively providing services to the Company Group (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any). The Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of this Option (including whether Participant may still be considered to be providing services while on a leave of absence).

e.
No Notice of Option Expiration. Participant is responsible for keeping track of the Expiration Date and the post-termination exercise periods following Participant’s termination of [employment] [service] for any reason. The Company is not obligated to provide further notice of such periods. In no event will this Option be exercised later than the Expiration Date set forth in the Notice.

5.
Non-Transferability of Option. This Option may not be transferred in any manner other than by will or by the laws of descent or distribution or court order and may be exercised during the lifetime of Participant only by Participant. The terms of the Plan and this Award Agreement will be binding upon the executors, administrators, heirs, successors, and assigns of Participant.

6.	Taxes.

a.
Responsibility for Taxes. By accepting this Option, Participant acknowledges that, regardless of any action taken by the Company or, if different, any member of the Company Group that employs Participant (the “Employer”), the ultimate liability for all Taxes is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of this Option, including, but not limited to, the grant, vesting, or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate Participant’s liability for Taxes or achieve any particular tax result. Further, if Participant is subject to Taxes in more than one jurisdiction, as applicable, Participant acknowledges that the Company and/or the Employer may be required to withhold or account for Taxes in more than one jurisdiction. Participant agrees to pay to the Company or the Employer any amount of Taxes that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means described in this Section. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with the Taxes.

b.
Withholding. Prior to the relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Taxes. In this regard, Participant authorizes the Company or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Taxes by one or a combination of the following:

i.	withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer or any member of the Company Group;

ii.
withholding from proceeds of the sale of Shares acquired at exercise of this Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization and without further consent);

iii.
withholding Shares to be issued upon exercise of this Option, provided the Company only withholds a number of Shares necessary to satisfy no more than the withholding amounts determined based on the maximum permitted statutory rate applicable in Participant’s jurisdiction;

iv.	Participant’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or

v.	any other arrangement approved by the Committee and permitted under applicable law.

Withholding for Taxes will be made in accordance with Section 14(c) of the Plan and such rules and procedures as may be established by the Committee, and in compliance with the Company’s insider trading policy, if applicable. In the event the Company or the Employer withholds more than the Taxes using one of the methods described above, Participant may receive a refund of any over-withheld amount in cash but will have no entitlement to the Shares sold or withheld.

7.
Notice of Disqualifying Disposition of Incentive Stock Option Shares. If Participant is subject to Taxes in the United States and sells or otherwise disposes of any of the Shares acquired pursuant to an Incentive Stock Option on or before the later of (a) two years after the Grant Date, or (b) one year after the exercise date, Participant will immediately notify the Company in writing of such disposition.

8.
Nature of Grant. In accepting this Option, Participant acknowledges, understands and agrees that: (a) the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants, or benefits in lieu of grants, even if grants have been made in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) Participant is voluntarily participating in the Plan; (e) this Option and the Shares allocated to this Option are not intended to replace any pension rights or compensation and are outside the scope of Participant’s employment contract, if any; (f) this Option and the Shares allocated to this Option, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of- service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; (g) unless otherwise provided in the Plan or by the Company in its discretion, this Option and the benefits evidenced by this Award Agreement do not create any entitlement to have this Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and (h) neither the Company nor any member of the Company Group shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar or the selection by the Company or any member of the Company Group in its sole discretion of an applicable foreign exchange rate that may affect the value of this Option (or the calculation of income or Taxes thereunder) or of any amounts due to Participant pursuant to the settlement of this Option or the subsequent sale of the Shares allocated to this Option.

9.
Code Section 409A. It is intended that the terms of this Option will not result in the imposition of any tax liability pursuant to Section 409A of the Code, and this Award Agreement shall be construed and interpreted consistent with that intent. Notwithstanding the foregoing, no member of the Company Group shall be liable for any costs incurred by Participant under Section 409A of the Code and similar state laws.

10.
Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other grant materials by and among the Company and the members of the Company Group for the purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that the Company and the members of the Company Group may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all grants, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan. Participant understands that Data will be transferred to such stock plan service provider as may be selected by the Company, presently or in the future, which may be assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant authorizes the Company, the stock plan service provider as may be selected by the Company, and any other possible recipients which may assist the Company, presently or in the future, with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, or instructs the Company to cease the processing of the Data, his or her employment or service will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent or instructing the Company to cease processing, is that the Company would not be able to grant Participant the Option or any other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

11.
Governing Law and Venue. This Award Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Award Agreement, the parties hereby submit to the exclusive jurisdiction of the State of Delaware and agree that such litigation shall be conducted only in the courts of the State of Delaware, or the federal courts for the United States for the District of Delaware, and no other courts, where this grant is made and/or to be performed.

12.
Addendum and Sub-Plans. Notwithstanding any provisions in this Award Agreement, this Option shall be subject to any special terms and conditions set forth in any Addendum to this Award Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Addendum (if any), the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum (if any) constitutes part of this Award Agreement. Further, the Plan shall be deemed to include any special terms and conditions set forth in any applicable sub-plan for Participant’s country, and, if Participant relocates to a country for which the Company has established a sub-plan, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

13.
Entire Agreement; Enforcement of Rights; Amendment. This Award Agreement, together with the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, agreements, commitments, negotiations and arrangements between them. Except as contemplated by the Plan, no modification of or amendment to this Award Agreement, nor any waiver of any rights under this Award Agreement, shall be effective unless in writing signed by the parties to this Award Agreement to the extent it would alter or impair rights or obligations under the Option. The failure by either party to enforce any rights under this Award Agreement shall not be construed as a waiver of any rights of such party. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition or costs under Section 409A of the Code in connection with this Option.

14.
Severability. If one or more provisions of this Award Agreement are held to be unenforceable under applicable laws, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Award Agreement, (b) the balance of this Award Agreement shall be interpreted as if such provision were so excluded, and (c) the balance of this Award Agreement shall be enforceable in accordance with its terms.

15.
Language. If Participant has received this Award Agreement, the Plan or any other document related to this Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

16.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on this Option and on any Shares purchased upon exercise of this Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.

17.
Notices. Any notice, demand or request required or permitted to be given under this Award Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email or fax, or forty-eight (48) hours after being deposited in the U.S. mail or a comparable foreign mail service, as certified or registered mail with postage or shipping charges prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address, email or fax number set forth in the Company’s books and records.

18.
Counterparts. This Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile, email or other electronic execution and delivery of this Award Agreement (including but not limited to execution by electronic signature or click-through electronic acceptance) shall constitute valid and binding execution and delivery for all purposes and shall be deemed to be, and have the effect of, an original signature.

19.	Successors and Assigns. The rights and benefits of this Award Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

20.
Consent to Electronic Delivery and Participation. By accepting this Option, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, and consents to the electronic delivery of the Award Agreement, the Plan, account statements, Plan prospectuses (if any), and all other documents, communications, or information related to this Option and current or future participation in the Plan. Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service, or electronic mail to Company’s stock plan administration.